Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096
Contact:   Ian Bailey
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN ANNOUNCES $500 MILLION
SENIOR UNSECURED NOTES OFFERING

MIAMI – November 2, 2012 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today announced that it has commenced an offering of $500 million aggregate principal amount of 10 year Senior Unsecured Notes.  The offering of the Senior Unsecured Notes is being made pursuant to a shelf registration statement filed with the Securities and Exchange Commission.

The company plans to use the proceeds from the offering to repay amounts outstanding under its unsecured debt facilities.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus.  A written prospectus for this offering may be obtained if you request it by calling Citigroup Global Markets Inc., toll-free at 1-800-831-9146 or J.P. Morgan Securities LLC, toll-free at 1-800-245-8812.

Royal Caribbean Cruises Ltd. (NYSE,OSE: RCL) is a global cruise vacation company that owns Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises and CDF Croisières de France, as well as TUI Cruises through a 50 percent joint venture.  Together, these six brands operate a combined total of 41 ships with four under construction.  They operate diverse itineraries around the world that call on approximately 460 destinations on all seven continents.

Certain statements in this release relating to, among other things our future performance, constitute forward-looking statements.  Words such as "anticipate," "believe," "could," "estimate," "expect," "goal," "intend," "may," "plan," "project," "seek," "should," "will," and similar expressions are intended to identify these forward-looking statements.  Forward-looking statements reflect management's current expectations, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic environment on the demand for cruises, the impact of the economic environment on our ability to generate cash flows from operations or obtain new borrowings from the credit or capital markets in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs, the uncertainties of conducting business internationally and expanding into new markets, changes in operating and financing costs, vacation industry competition and changes in industry capacity and overcapacity, emergency ship repairs, including the related lost revenue, the impact of ship delivery delays, ship cancellations or ship construction price increases, financial difficulties encountered by shipyards or their subcontractors and incidents or adverse publicity concerning the cruise vacation industry such as the Costa Concordia casualty and the unavailability or cost of air service.

SOURCE Royal Caribbean Cruises Ltd.
(RCL)